Exhibit 99.1

Contacts:	Harold A. Hurwitz
Micro Therapeutics, Inc.
949/837-3700

Rob Whetstone/Robert Jaffe
PondelWilkinson Inc.
310/279-5963

MICRO THERAPEUTICS REPORTS 2004 SECOND QUARTER FINANCIAL RESULTS

- Conference Call Scheduled for Today at 8:00 a.m. PDT;

Simultaneous Webcast at www.1mti.com -

Irvine, Calif. – July 23, 2004 – Micro Therapeutics, Inc. (MTI) (NASDAQ:MTIX) today reported financial results for the second quarter ended June 30, 2004.

For the 2004 second quarter, net sales were $9.1 million, a 64% increase over net sales of $5.6 million in the second quarter of last year. Revenues from MTI’s neuro embolic products, comprising the Sapphire and Sapphire NXT families of detachable coils, and Onyx®, the company’s proprietary liquid embolic material, increased 89% to $3.2 million, compared with $1.7 million in the 2003 second quarter. Neuro access and delivery products, which include the company’s portfolio of micro catheters, guidewires and balloons, rose 67% to $5.1 million, compared with $3.0 million in the 2003 second quarter.

For the first six months of 2004, net sales grew 55% to $16.7 million from $10.7 million in 2003. Neuro embolic product revenues were $5.5 million, representing a 53% increase from revenues of $3.6 million for the corresponding period in 2003. Neuro access and delivery products increased 75% to $9.7 million, compared with $5.5 million in 2003.

Net sales in the U.S. increased 71% to $3.0 million in the 2004 second quarter and 58%, or $5.7 million, for the first six months of 2004. International net sales in 2004 were $6.1 million for the second quarter, and $11.0 million in the first six months, representing year-over-year growth rates of 60% and 54%, respectively.

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“We are pleased with the results for the second quarter, reflecting broad-based revenue growth in key product segments and geographic markets,” said Thomas Wilder, MTI’s president and chief executive officer.

Gross margin for the second quarter of 2004 was 61 percent, versus 63 percent in the same period last year. For the first six months of 2004, gross margin decreased to 58 percent from 63 percent in the comparable period of 2003. Gross margins during 2004 were affected by production costs associated with the 2004 first quarter introduction of the new Sapphire NXT platform, expansion of overall Sapphire manufacturing capacity, and the initiation of Sapphire coil production in the U.S.

Operating expenses decreased in the 2004 second quarter to $11.3 million, compared with $11.7 million in the prior year. For the first six months of 2004, operating expenses were $21.6 million, unchanged from the comparable period of 2003. Included in operating expenses were costs associated with intellectual property litigation amounting to $2.5 million for the 2004 second quarter and $1.2 million in 2003 second quarter. For the first six months of 2004 and 2003, litigation-related costs were $4.4 million and $1.7 million, respectively.

Net loss for the 2004 second quarter was $4.1 million, or $0.10 per share, compared with net loss of $1.8 million, or $0.05 per share, in 2003. Net loss for the first six months of 2004 was $16.5 million, or $0.41 per share, compared to net loss of $806,000, or $0.03 per share, in the 2003 period. Included in the 2004 financial results is a gain of $1.7 million from the receipt in the second quarter of previously escrowed funds related to the company’s sale of its minority interest in Enteric Medical Technologies in 2002. Financial results for the second quarter and first six months of 2003 include gains of $6.9 million and $14.6 million, respectively, related to milestone payments received in 2003 in connection with the Enteric transaction. Weighted average shares outstanding for the second quarters of 2004 and 2003 were 41.4 million and 34.8 million, respectively, and weighted average shares outstanding for the first six months of 2004 and 2003 were 40.4 million and 32.0 million, respectively.

In June 2004, the company announced that it raised $21 million from the sale of exchangeable notes. Upon the satisfaction of certain conditions, including the receipt by MTI of stockholder approval, the holders of the notes have agreed to exchange the notes for shares of MTI common stock. MTI currently expects to obtain stockholder approval at a special stockholders’ meeting to be held on August 18, 2004, at which time the aggregate principal amount of the notes plus accrued interest thereon would be exchanged for approximately 6.9 million shares of MTI common stock at an exchange rate of $3.10 per

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share. The company estimates that approximately 48.3 million shares of its common stock would be outstanding after giving effect to this exchange. In connection with the exchange, the company expects to record a $9.1 million non-cash charge in its 2004 third quarter results related to the value ascribed to the exchange feature of the notes under U.S. generally accepted accounting principles.

This announcement is not an offer to sell either the notes or the common stock issued, or to be issued, in the private placement described above. The private placement is being made by MTI without a selling agent, and the opportunity to participate in the private placement was available to a very limited group of accredited investors. Neither the shares of common stock to be issued in the private placement, nor the notes issued, have been registered under the Securities Act of 1933, and the foregoing may not be offered or sold in the United States absent registration or availability of an applicable exemption from registration. This announcement is only a description of the private placement and is not a solicitation of a proxy. Information concerning the private placement has been included in a proxy statement that has been furnished to stockholders.

Conference Call Information

The company will host a conference call today with interested parties beginning at 8:00 a.m. PDT to review the results of operations for the second quarter of 2004 and other recent events. Discussions during the conference call may include forward-looking statements regarding such topics as, but not limited to, the company’s revenues, margins, operating expenses, distribution arrangements, clinical studies, regulatory status, and financial position, and comments the company may make about its future in response to questions from participants on the conference call. Any interested party may listen to the conference call through a live audio Internet broadcast at www.1mti.com. For those unable to listen to the live broadcast, a playback of the webcast will be available at www.1mti.com for approximately one year.

About Micro Therapeutics, Inc.

MTI develops, manufactures and markets minimally invasive medical devices for the diagnosis and treatment of vascular disorders. The company’s primary focus is on catheter based technologies and products for the interventional neuroradiology market. Micro Therapeutics’ products include the Sapphire® and Sapphire NXT lines of embolic coils, the ONYX® liquid embolic system, and a broad line of micro catheters, guidewires, and occlusion balloons that are utilized in the treatment of cerebral vascular disorders.

Forward-Looking Statements

Statements contained in this press release that are not historical information are forward-looking statements as defined within the

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Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied. Such potential risks and uncertainties relate, but are not limited, to, in no particular order: product demand and market acceptance, the impact of competitive products and pricing, effectiveness and pace of current and future product development, success of clinical testing, the impact of intellectual property litigation and regulatory approval. More detailed information on these and additional factors which could affect Micro Therapeutics, Inc.’s operating and financial results are described in the company’s Forms 10-QSB, 10-KSB, and other reports, filed or to be filed with the Securities and Exchange Commission. Micro Therapeutics, Inc. urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the company faces. Additionally, Micro Therapeutics, Inc. undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

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FINANCIAL TABLES FOLLOW

MICRO THERAPEUTICS, INC.

Statement of Operations Data

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net sales	$9,102,000	$5,562,000	$16,675,000	$10,735,000
Cost of sales	3,593,000	2,070,000	6,977,000	3,985,000

Gross profit	5,509,000	3,492,000	9,698,000	6,750,000

Operating expenses
Research & development, clinical & regulatory	3,517,000	5,335,000	7,354,000	9,946,000
Selling, general & administrative	7,519,000	6,370,000	14,008,000	11,624,000
Distributor termination	269,000	—	269,000	—

Total operating expenses	11,305,000	11,705,000	21,631,000	21,570,000

Loss from operations	(5,796,000)	(8,213,000)	(11,933,000)	(14,820,000)

Other income (expense)
Amortization of exchange feature of notes payable	—	—	(6,288,000)	—
Stock issuance expense	—	(600,000)	—	(600,000)
Gain on sale of investment	1,728,000	6,931,000	1,728,000	14,648,000
Other, net	(55,000)	39,000	33,000	(32,000)

Total other income (expense)	1,673,000	6,370,000	(4,527,000)	14,016,000

Loss before taxes	(4,123,000)	(1,843,000)	(16,460,000)	(804,000)
Income tax expense	—	—	2,000	2,000

Net loss	(4,123,000)	(1,843,000)	(16,462,000)	(806,000)

Other comprehensive loss
Foreign currency translation loss	(139,000)	(3,000)	(10,000)	(141,000)

Total other comprehensive loss	(139,000)	(3,000)	(10,000)	(141,000)

Comprehensive loss	$(4,262,000)	$(1,846,000)	$(16,472,000)	$(947,000)

Per share information
Net loss available to common stockholders	$(4,123,000)	$(1,843,000)	$(16,462,000)	$(806,000)
Net loss per share (basic and diluted)	$(0.10)	$(0.05)	$(0.41)	$(0.03)
Shares used in computation of net loss per share	41,433,000	34,842,000	40,448,000	31,983,000

MICRO THERAPEUTICS, INC. Selected Balance Sheet Data (unaudited)

	June 30,
	2004	2003
Cash and cash equivalents	$21,001,000	$11,982,000
Working capital	$29,469,000	$15,422,000
Total assets	$68,822,000	$52,873,000
Accumulated deficit	$(125,226,000)	$(96,784,000)
Total stockholders’ equity	$47,911,000	$42,905,000

MICRO THERAPEUTICS, INC.

Revenues by Segment

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Product Segments
Embolic products	$3,215,000	$1,700,000	$5,517,000	$3,615,000
Neuro access and delivery products	5,072,000	3,042,000	9,672,000	5,539,000
Peripheral vascular and other products	815,000	820,000	1,486,000	1,581,000

Total net sales	$9,102,000	$5,562,000	$16,675,000	$10,735,000

Geographic Segments
United States	$3,000,000	$1,753,000	$5,698,000	$3,607,000
International	6,102,000	3,809,000	10,977,000	7,128,000

Total net sales	$9,102,000	$5,562,000	$16,675,000	$10,735,000